EXHIBIT 99.1

INFORMATION
.

For Immediate Release
January 22, 2015
Contact: 513.271.3700
John A. Kraeutler
Chairman of the Board, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS FIRST QUARTER 2015 OPERATING RESULTS, DECLARES
REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2015 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	Reported record first quarter net revenues of $48.0 million, an increase of 7% from the same period of the prior fiscal year;
•	reported first quarter operating income of $12.7 million, an increase of 9% from the same period of the prior fiscal year;
•	reported first quarter net earnings of $7.9 million, or $0.19 per diluted share, an increase of 6% compared to the fiscal 2014 first quarter;
•
declared the regular quarterly cash dividend of $0.20 per share for the first quarter of fiscal 2015 (annual indicated rate of $0.80 per share), the same as the regular quarterly rate for fiscal 2014; and

•	reaffirmed its fiscal 2015 guidance of per share diluted earnings between $0.85 and $0.91 on net revenues of $193 million to $200 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended December 31,

	2014	2013	% Change
Net Revenues	$48,013	$44,794	7%
Operating Income	12,669	11,626	9%
Net Earnings	7,901	7,426	6%
Diluted Earnings per Share	$0.19	$0.18	6%

	Dec. 31	Dec. 31
	2014	2013
Cash and Equivalents	$49,516	$43,729
Working Capital	100,110	95,775
Shareholders' Equity	160,846	157,370
Total Assets	177,438	174,859

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer and Chairman of the Board said, "Revenues climbed 7% in the first quarter of fiscal 2015 resulting from balanced contributions from key operating units.  Our Diagnostics segment reported organic revenue growth of 5% driven by a 16% increase in our illumigene® molecular products, 12% from the H. pylori test family and rebounding foodborne test revenues increasing by 5%.  With reference to our global Diagnostics segment, the Americas led our growth with a 9% increase, EMEA (Europe, Middle East, Africa) grew by 1% in constant currency; however, reported revenues declined by 7% due to negative currency effects.  Rest of world ("ROW") revenues declined by 44% ($0.5 million) primarily due to continuing issues related to our Japanese distributor having been acquired last year.

With regard to the illumigene molecular line, we added 36 new customers and 76 new assays have been placed since our last report in early November. We now have a customer base of 1,369 labs utilizing this technology.  Strong respiratory revenues from Group A Strep and Pertussis, along with steady increases in Group B Strep, are providing excellent growth as the C. difficile  product family continues to weaken, although at a reduced pace, due to a crowded competitive market.
Our Life Science segment had an especially good quarter with revenues improving by 15% resulting from a very strong performance by our immunoassay component products which grew 26%, led by increased global revenues from China and strong order cycles coming from our industrial diagnostic customers.  Our Bioline molecular components got off to a slower start, increasing by 3% in reported revenues versus a 6% increase on a constant currency basis.  Newer Bioline products such as MyTaq™, SensiFAST™ and ISOLATE grew by 18%. Based on these product lines, along with new products yet to be launched this year, we expect Bioline will finish the year with strong revenue growth.
With regard to profitability, gross profit margins were slightly weaker than the prior year period due largely to lower margins reported in our Life Science segment that are expected to improve as the year progresses.  Expenses grew modestly by 1% as we continued to manage our investments carefully.

Our balance sheet continued to gain strength which, along with an unused credit facility and zero long-term debt, continues to keep Meridian in a very strong position for potential licensing and acquisition opportunities which are under constant review and consideration.  Our outlook is positive and we are eagerly anticipating multiple new product launches, including the second quarter ROW launches of illumigene Chlamydia/Gonorrhea and TRU STREP PNEUMO™ along with five ISOLATE II DNA/RNA kits from our Life Science segment. We are reaffirming our fiscal 2015 guidance as we continue to build upon the first quarter momentum."
CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.20 per share for the first quarter ended December 31, 2014.  The dividend is of record February 2, 2015 and payable February 13, 2015.  This annual indicated dividend rate of $0.80 per share remains the same as the rate in fiscal 2014.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2015 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2015, management expects net revenues to be in the range of $193 million to $200 million and per share diluted earnings to be between $0.85 and $0.91.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.9 million at fiscal 2014 year end to approximately 42.4 million at fiscal 2015 year end.  The revenue and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any acquisitions the Company might complete during fiscal 2015.

FINANCIAL CONDITION

The Company's financial condition is sound.  At December 31, 2014, current assets were $114.7 million compared to current liabilities of $14.6 million, resulting in working capital of $100.1 million and a current ratio of 7.9.  Cash and equivalents were $49.5 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

FIRST QUARTER UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the first quarters of fiscal 2015 and fiscal 2014.

	Three Months Ended December 31,
	2014	2013
Net revenues	$48,013	$44,794
Cost of sales	18,776	16,787
Gross profit	29,237	28,007

Operating expenses
Research and development	3,103	2,853
Selling and marketing	6,080	5,978
General and administrative	7,385	7,550
Total operating expenses	16,568	16,381

Operating income	12,669	11,626
Other income (expense), net	(576)	(216)
Earnings before income taxes	12,093	11,410
Income tax provision	4,192	3,984
Net earnings	$7,901	$7,426

Net earnings per basic common share	$0.19	$0.18
Basic common shares outstanding	41,607	41,408

Net earnings per diluted common share	$0.19	$0.18
Diluted common shares outstanding	41,941	42,099

The following table sets forth the unaudited segment data for the interim periods in fiscal 2015 and fiscal 2014 (in thousands).

	Three Months Ended December 31,
	2014	2013
Net revenues
Diagnostics	$36,586	$34,837
Life Science	11,427	9,957
	$48,013	$44,794
Operating Income
Diagnostics	$9,927	$9,384
Life Science	2,846	2,261
Eliminations	(104)	(19)
	$12,669	$11,626

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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